UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 18, 2021

REDHAWK HOLDINGS CORP.

(Exact name of registrant as specified in its charter)

Nevada	000-54323	20-3866475
(State or other jurisdiction of incorporation)	(Commission File Number)	(Employer Identification No.)
100 Petroleum Drive, Suite 200, Lafayette, Louisiana 70508
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (337) 269-5933

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

In connection with the acquisition of certain needle incineration technology formerly known as The Disintegrator (“SANDD™”), on or about December 31, 2015, the Registrant entered into a consulting agreement (“Agreement”) with the owner of SANDD™.

In exchange for advisory services to be provided to the Registrant by the consultant (“Consultant”), the Registrant agreed to issue up to 60,000,000 shares of its common stock to the Consultant. Under the terms of the Agreement, the common stock is to be issued in three (3) separate tranches of 20,000,000 million shares each after the Registrant reached three (3) separate mutually agreed upon performance milestones.

During the fiscal year ended June 30, 2020, the Registrant issued 20,000,000 shares of common stock to the Consultant under the terms of the Agreement after the Registrant had reached the first mutually agreed upon milestone. The Registrant has not yet reached the second and third mutually agreed upon milestones under the terms of the Agreement, as such, 40,000,000 shares remain unissued.

On October 18, 2021, the Registrant entered into a Separation Agreement with the Consultant to cancel all of the remaining obligations under the Agreement effective October 31, 2021, with the cash payment of $75,000 by the Registrant from available working capital, on or before October 31, 2021, and an additional cash payment of $50,000 from available working capital, on or before November 30, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

REDHAWK HOLDINGS CORP.

Date: October 22, 2021	By:	/s/ G. Darcy Klug
G. Darcy Klug
Chief Financial Officer

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